UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2019

Jerash Holdings (US), Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38474	81-4701719
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

260 East Main Street, Suite 2706, Rochester, NY 14604

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 575-9085

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	JRSH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.02	Termination of a Material Definitive Agreement.

On October 31, 2019, the agreement for sale and purchase between Treasure Success International Limited (“Treasure Success”), a wholly-owned subsidiary of Jerash Holdings (US), Inc. (the “Company”), and Ford Glory International Limited (“Ford Glory”), dated July 15, 2019 (the “Agreement”) terminated pursuant to its terms because the conditions precedent to closing under the Agreement were not met. The Agreement, entry into which was announced in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2019, provided for Treasure Success to purchase office space and certain parking spaces in Hong Kong from Ford Glory for an aggregate purchase price of HK$63,000,000, or approximately $8,067,000 U.S. dollars at the time the Agreement was signed. Ford Glory is 49% owned by the Company’s Chairman of the Board of Directors and Chief Executive Officer, Choi Lin Hung, through Merlotte Enterprise Limited, an entity he wholly owns. As a result of the termination, Ford Glory will repay in full, without interest, the HK$6,300,000 deposit Treasure Success paid at the time the Agreement was signed. Following termination of the Agreement, Treasure Success and the Company will not incur any early termination penalties and the parties to the Agreement will no longer have any outstanding obligations under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERASH HOLDINGS (US), INC.

Dated: November 1, 2019	By:	/s/ Karl Brenza
Karl Brenza
Head of US Operations